Exhibit 99.1

News Release
Weatherford Reports First Quarter Results
$0.06 per diluted share, before exit and restructuring charges and currency devaluation
GENEVA, SWITZERLAND, April 20, 2010 — Weatherford International Ltd. (NYSE: WFT) today reported first quarter 2010 income of $41 million, or $0.06 per diluted share, excluding an after tax loss of $0.11 per diluted share. The excluded after tax loss was comprised of a $40 million charge related to the devaluation of the Venezuelan Bolivar, a $38 million charge related to the company’s supplemental executive retirement plan that was frozen on March 31, 2010 and severance and investigation costs. Included in the $0.06 result were $15 million of non-cash charges related to write-offs at a less-than-majority owned subsidiary and a fair value adjustment to the put option issued in connection with the TNK-BP acquisition. First quarter diluted earnings per share reflect a decrease of 78 percent over the first quarter of 2009 diluted earnings per share of $0.27, before severance and investigation costs.
First quarter revenues were $2,338 million, or four percent higher than the same period last year, against a backdrop of a six percent increase in global rig count. International revenues were up two percent against a three percent increase in international rig count compared to the first quarter of 2009. Comparing the same periods, North America revenue was up six percent against a seven percent increase in rig count.

Sequentially, the company’s first quarter diluted earnings per share, before charges, were $0.04 higher than the fourth quarter of 2009 diluted earnings per share of $0.02, before severance and investigation costs.
North America
Revenues for the quarter were $891 million, which is a six percent increase over the same quarter in the prior year. Sequentially, revenues were up 21 percent. Almost all product lines showed sequential growth. North America revenues are 25% below their prior peak in the third quarter of 2008. Average rig count is down the same amount over the same period.
Operating income was $112 million, which is down $11 million compared to the same quarter in the prior year and up $71 million sequentially. The current quarter’s margins improved 690 basis points to 12.6%.
Middle East/North Africa/Asia
First quarter revenues of $565 million were three percent lower than the first quarter of 2009 and five percent lower than the prior quarter. On a sequential basis, strong performances in Iraq and Egypt were offset by weather related weakness in China and Australia as well as a sluggish environment in Algeria due to political factors.
The current quarter’s operating income of $83 million decreased 38 percent as compared to the same quarter in the prior year and was flat compared to the prior quarter.

Latin America
First quarter revenues of $428 million were nine percent lower than the first quarter of 2009 and 31 percent lower than the prior quarter. Mexico was the largest contributor to the sequential decline in revenue due to a decrease in volumes of project-based work. Venezuelan activity also dropped off.
The current quarter’s operating income of $31 million declined 66 percent as compared to the same quarter in the prior year and declined 37 percent compared to the prior quarter.
Europe/West Africa/FSU
First quarter revenues of $455 million were 23 percent higher than the first quarter of 2009 and five percent lower than the prior quarter. The year-over-year increase was driven by our acquisition of TNK-BP’s oilfield service business in the third quarter of 2009. Severe weather conditions in Russia’s Western Siberian fields was the largest contributor to the sequential decline in revenues.
The current quarter’s operating income of $31 million declined 59 percent as compared to the same quarter in the prior year and decreased 28 percent sequentially. Hampering profitability were $15 million of non-cash charges related to write-offs at a less-than-majority owned subsidiary and a fair value adjustment to the put option issued in connection with the TNK-BP acquisition.

Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.
Conference Call
The company will host a conference call with financial analysts to discuss the 2010 first quarter results on April 20, 2010 at 8:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 52,000 people worldwide.
# # #

Contact:	Andrew P. Becnel	+41.22.816.1502
Chief Financial Officer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In 000’s, Except Per Share Amounts)

	Three Months
	Ended March 31,
	2010	2009

Net Revenues:
North America	$890,544	$837,353
Middle East/North Africa/Asia	564,979	581,946
Europe/West Africa/FSU	454,701	368,843
Latin America	428,024	467,999

	2,338,248	2,256,141

Operating Income (Expense):
North America	112,327	123,036
Middle East/North Africa/Asia	82,796	134,026
Europe/West Africa/FSU	30,718	74,943
Latin America	31,079	92,217
Research and Development	(48,857)	(49,021)
Corporate Expenses	(47,120)	(39,599)
Exit and Restructuring	(44,032)	(24,877)

	116,911	310,725

Other Income (Expense):
Interest Expense, Net	(95,339)	(91,063)
Devaluation of Venezuelan Bolivar	(63,859)	—
Other, Net	(9,218)	(13,539)

Income (Loss) Before Income Taxes	(51,505)	206,123

Benefit (Provision) for Income Taxes:
Benefit (Provision) for Operations	(10,885)	(35,804)
Benefit from Devaluation of Venezuelan Bolivar	23,973	—
Benefit from Exit and Restructuring	2,443	3,341

	15,531	(32,463)

Net Income (Loss)	(35,974)	173,660
Net Income Attributable to Noncontrolling Interest	(4,035)	(8,858)

Net Income (Loss) Attributable to Weatherford	$(40,009)	$164,802

Earnings (Loss) Per Share Attributable to Weatherford:
Basic	$(0.05)	$0.24
Diluted	$(0.05)	$0.23

Weighted Average Shares Outstanding:
Basic	737,865	698,327
Diluted	737,865	702,636

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Net Revenues:
North America	$890,544	$736,443	$620,496	$571,415	$837,353
Middle East/North Africa/Asia	564,979	593,154	600,110	592,908	581,946
Europe/West Africa/FSU	454,701	478,259	404,390	364,968	368,843
Latin America	428,024	618,225	524,883	465,541	467,999

	$2,338,248	$2,426,081	$2,149,879	$1,994,832	$2,256,141

Operating Income (Expense):
North America	$112,327	$41,625	$33,259	$(709)	$123,036
Middle East/North Africa/Asia	82,796	82,452	101,943	123,553	134,026
Europe/West Africa/FSU	30,718	42,598	71,836	62,614	74,943
Latin America	31,079	49,271	54,343	85,759	92,217
Research and Development	(48,857)	(50,216)	(49,300)	(46,113)	(49,021)
Corporate Expenses	(47,120)	(48,990)	(44,272)	(40,834)	(39,599)
Exit and Restructuring	(44,032)	(26,897)	(17,887)	(30,905)	(24,877)

	$116,911	$89,843	$149,922	$153,365	$310,725

Supplemental Information
(Unaudited)
(In 000’s)

	Three Months
	Ended
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Depreciation and Amortization:
North America	$80,660	$83,658	$79,737	$77,253	$75,098
Middle East/North Africa/Asia	72,290	72,739	65,771	60,921	57,634
Europe/West Africa/FSU	48,958	50,376	44,864	35,190	34,678
Latin America	42,479	42,751	43,403	35,971	30,442
Research and Development	2,224	1,980	1,940	2,017	1,933
Corporate	2,781	2,197	2,194	2,341	1,609

	$249,392	$253,701	$237,909	$213,693	$201,394

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2010, December 31, 2009, and March 31, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Operating Income:
GAAP Operating Income	$116,911	$89,843	$310,725
Exit and Restructuring	44,032	26,897	24,877

Non-GAAP Operating Income	$160,943	$116,740	$335,602

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$15,531	$(16,014)	$(32,463)
Tax Reorganization Charges	—	24,190	—
Devaluation of Venezuelan Bolivar	(23,973)	—	—
Exit and Restructuring	(2,443)	(5,466)	(3,341)

Non-GAAP Benefit (Provision) for Income Taxes	$(10,885)	$2,710	$(35,804)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$(40,009)	$(30,391)	$164,802
Total Charges, net of tax	81,475 (a)	45,621 (b)	21,536 (c)

Non-GAAP Net Income	$41,466	$15,230	$186,338

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$(0.05)	$(0.04)	$0.23
Total Charges, net of tax	0.11 (a)	0.06 (b)	0.04 (c)

Non-GAAP Diluted Earnings per Share	$0.06	$0.02	$0.27

Note (a): This amount is primarily comprised of a $38 million charge, net of tax, related to our supplemental executive retirement plan that was frozen on March 31, 2010 and a $40 million charge, net of tax, related to the devaluation of the Venezuelan Bolivar. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges and facility closure costs associated with the Company’s restructuring activities.
Note (b): This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government. Also included are severance charges and facility closure costs associated with the Company’s restructuring activities. In addition, the Company incurred a tax charge of $24.2 million as a result of a tax reorganization initiative completed during the fourth quarter of 2009.
Note (c): This amount represents investigation costs incurred in connection with on-going investigations by the U.S. government. Also included are severance charges associated with the Company’s reorganization activities.

Weatherford International Ltd.
Consolidated Condensed Balance Sheet
(Unaudited)
(In 000’s)

	March 31,	December 31,
	2010	2009

Current Assets:
Cash and Cash Equivalents	$207,099	$252,519
Accounts Receivable, Net	2,655,677	2,504,876
Inventories	2,316,155	2,239,762
Other Current Assets	1,148,774	1,143,449

	6,327,705	6,140,606

Long-Term Assets:
Property, Plant and Equipment, Net	6,883,744	6,991,579
Goodwill	4,141,362	4,156,105
Other Intangibles, Net	761,716	778,786
Equity Investments	538,621	542,667
Other Assets	304,611	256,440

	12,630,054	12,725,577

Total Assets	$18,957,759	$18,866,183

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$991,440	$869,581
Accounts Payable	1,121,175	1,002,359
Other Current Liabilities	840,863	924,948

	2,953,478	2,796,888

Long-term Liabilities:
Long-term Debt	5,844,610	5,847,258
Other Liabilities	383,547	423,333

	6,228,157	6,270,591

Total Liabilities	9,181,635	9,067,479

Shareholders’ Equity:
Weatherford Shareholders’ Equity	9,699,161	9,719,672
Noncontrolling Interest	76,963	79,032

Total Shareholders’ Equity	9,776,124	9,798,704

Total Liabilities and Shareholders’ Equity	$18,957,759	$18,866,183

Weatherford International Ltd.
Net Debt
(Unaudited)
(In 000’s)

Net Debt at January 1, 2010	$(6,464,320)
Operating Income	116,911
Depreciation and Amortization	249,392
Exit and Restructuring	44,032
Capital Expenditures	(231,087)
Increase in Working Capital	(189,020)
Income Taxes Paid	(90,735)
Interest Paid	(139,597)
Acquisitions and Divestitures of Assets and Businesses, Net	41,211
Other	34,262

Net Debt at March 31, 2010	$(6,628,951)

	March 31,	December 31,
	2010	2009
Components of Net Debt
Cash	$207,099	$252,519
Short-term Borrowings and Current Portion of Long-Term Debt	(991,440)	(869,581)
Long-term Debt	(5,844,610)	(5,847,258)

Net Debt	$(6,628,951)	$(6,464,320)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.
Working capital is defined as accounts receivable plus inventory less accounts payable.